Exhibit 10.2
Chevron Corporation Long-Term Incentive Plan Award Performance Share Award

1.	NOTICE OF PERFORMANCE SHARE AWARD.
You have been granted a Performance Share Award, subject to the terms and conditions of the Long-Term Incentive Plan (“Plan”) and this Award agreement. By accepting this Performance Share Award, you agree to all terms and conditions of the Plan, its Rules, and any provisions within this agreement. Defined terms that are not defined herein shall have the meaning ascribed to them in the Plan or Rules. In the event of any conflict between the provisions of this agreement and the terms of the Plan or Rules, the terms of the Plan and/or Rules shall govern. For a copy of the plan documents, go to the Executive Plans website, the Global Executive Plans website, or contact the Executive Compensation Group at [email address] or [phone number].

1.1	NAME OF EMPLOYEE:

1.2	GRANT DATE:

1.3	NUMBER OF SHARES GRANTED:

1.4	PERFORMANCE PERIOD:

1.5	VESTING: Except as otherwise provided in subsection 2.1., your Performance Share Award will vest only if you are employed with Chevron at the end of the Performance Period.

2.	TERMS AND CONDITIONS OF PERFORMANCE SHARE AWARD.

2.1	EFFECT OF TERMINATION ON VESTING. Termination of employment impacts Vesting, however the payment will be calculated and paid after the end of the Performance Period.
Termination in a Non-European Union Payroll Country
If you are on a non-European Union country’s payroll at Termination of employment and Terminate prior to the end of the three-year performance period, vesting of your Performance Share Award is affected as follows:

i.
If your employment Terminates on or after [DATE] of the year following the Grant Date and if, upon Termination, you are at least age 65, have at least 90 points (sum of age and service at Termination), or have retired due to Mandatory Retirement, 100% of the Performance Share Award will vest.

ii.
If your employment Terminates on or after [DATE] of the year following the Grant Date and if, upon Termination, you are at least age 60 or have at least 75 points (sum of age and service at Termination): A portion of the Performance Share Award will vest. The number of the vested Performance Share Award is determined by multiplying the number of Performance Shares granted by the number of completed months from the Performance Period start date to your Termination date, up to a maximum of 36 months, divided by 36 months. The unvested portion of your Performance Shares Award will be forfeited.

iii.
If you Terminate employment after a Change in Control and qualify for a Change in Control severance pay program maintained by the Corporation, the vested Performance Share Award will be determined by multiplying the number of Performance Shares granted by the number of completed months from the Performance Period start date to your Termination date, up to a maximum of 36 months, divided by 36 months. The unvested portion of your Performance Shares Award will be forfeited.

Termination in a European Union Payroll Country
If you are on a European Union country’s payroll at Termination of employment and Terminate prior to the end of the three-year performance period, vesting of your Performance Share Award is affected as follows.

iv.	If your employment Terminates on or after [DATE] of the year following the Grant Date and if, upon Termination, you have at least 30 years of service: 100% of the Performance Share Award will vest.

v.
If your employment Terminates on or after [DATE] of the year following the Grant Date and if, upon Termination you have at least 25 years of service but less than 30 years of service: A portion of the Performance Share Award will vest. The vested portion of your Performance Share Award is determined by multiplying the number of Performance Shares granted by the number of completed years from the performance period start date to your Termination date, up to a maximum of three years, divided by three years. The unvested portion of your Performance Shares Award will be forfeited.

vi.
If you Terminate employment after a Change in Control and, qualify for a Change in Control severance pay program maintained by the Corporation, the vested portion of the Performance Share Award will be determined by multiplying the number of Performance Shares granted by the number of completed months from the Performance Period start date to your Termination date, up to a maximum of 36 months, divided by 36 months. The unvested portion of your Performance Shares will be forfeited.

2.2
DISABILITY. For purposes of the Vesting Schedule and the Expiration Date of your Performance Share Award, you are deemed to have Terminated upon the earlier of twenty-nine (29) months after the commencement of long-term disability benefits under a plan or program sponsored by the Corporation, or the date you fail to qualify, or no longer qualify for such long-term disability benefits, provided that you do not return to active employment with the Corporation at that time.

2.3	DIVIDEND EQUIVALENTS. Your Performance Shares will earn Dividend Equivalents in the form of additional Performance Shares, subject to the vesting and Termination provisions described above.

2.4
PERFORMANCE SHARE AWARD PAYOUT. The payout amount of your Performance Share Award is equal to the number of your vested Performance Shares, including Dividend Equivalents, multiplied by Average 20-day Closing Price of Common Stock (as listed on the New York Stock Exchange) at the end of the Performance Period, multiplied by the Payout Modifier, as described below.

2.5	PAYOUT MODIFIER. The Payout Modifier is determined as follows based on Chevron’s total stockholder return (TSR) compared with the TSR for the Peer Group for the three-year Performance Period:

Relative TSR Rank	1	2	3	4	5	6
Payout Modifier	200%	160%	120%	80%	40%	0%

The Peer Group for your Performance Share Award is BP, ExxonMobil, RD Shell, Total and S&P 500 Total Return Index. In the event Chevron’s measured TSR is within 1 percent of the nearest member(s) of the Competition, the results will be considered a tie, and the Payout Modifier will be determined by dividing the sum of the Payout Modifiers in the tied positions by the number of members of the Competition in the tie.
Notwithstanding anything herein to the contrary, the Committee retains the discretion to adjust the payout of Performance Shares downward if business or economic conditions warrant, as the Committee determines.

2.6
PAYMENT DATE. The non-deferred Performance Share Award will be paid in cash, less all applicable withholding taxes, within two and a half months after the end of the Performance Period as described in subsection 1.4.

2.7
DEFERRAL. You may defer payment of up to 90 percent of your payout attributable to your Performance Share Award, provided you are in salary grade 28 or above, on the U.S. Payroll and subject to U.S. taxes on the deferral election due date. Deferral elections may not be cancelled or changed after the deferral election due date or upon Termination of employment. Deferred amounts will be further subject to all terms and conditions of the Deferred Compensation Plan II and its Rules.

2.8
MISCONDUCT. Performance Share Awards may be forfeited for Misconduct as defined in the Plan, and the Corporation may demand repayment of amounts received on or after the date of the Misconduct. See the terms of the Plan for additional information.

2.9
TAXATION. You are responsible for all taxes with respect to the Performance Share Award. The Corporation makes no guarantees regarding the tax treatment of your Award and the tax consequences of Performance Share Awards vary, depending on the country’s laws that govern this Performance Share Award. Consult the prospectus or prospectus supplement and your tax advisor for more information regarding the tax consequences of your Performance Share Award. For a copy of the prospectus or prospectus supplement, go to Executive Plans website or the Global Executive Plans website.

2.10
ADJUSTMENTS. In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, reclassification, merger, consolidation, or other similar corporate change, the number of Performance Shares under this agreement shall be adjusted, in accordance with the terms of the Plan.

2.11
NON-TRANSFERABILITY OF AWARD. You are not permitted to sell, transfer, pledge, assign or encumber this Performance Share Award during your lifetime. Notwithstanding the foregoing, this Performance Share Award may be transferred or assigned after your death to your beneficiary.

2.12
BENEFICIARY DESIGNATION. You may designate a beneficiary for your Performance Share Award on the Benefit Connection website. Benefit Connection can be accessed on the Chevron U.S. Benefits website [WEBSITE LINK]. Non-U.S. payroll employees may download a Beneficiary Designation form from the Global Executive Plans website. Beneficiary designations for deferred Performance Share Awards are made under the terms of the Deferred Compensation Plan II.

2.13	NO RIGHT TO CONTINUED EMPLOYMENT. The granting of the Performance Share Award shall impose no obligation on the Corporation or its affiliate to continue your employment.

2.14	RIGHTS AS A STOCKHOLDER. You will have none of the rights of a stockholder of the Corporation with respect to the Performance Share Award.

2.15	AMENDMENT. This Award agreement may not be altered, modified or amended except by written instrument signed by both parties and in accordance with the terms of the Plan.